Exhibit 10.5

Recording Requested By:
LYNNE D. ROSINSKI
After Recording Return To:
Golden Queen Mining Company, Inc.
P.O. Box 878
Rosamond, CA 93560-0878

                     MEMORANDUM OF MINING LEASE

NOTICE IS HEREBY GIVEN that WILLIAM J. WARNER (hereafter referred to as "LESSOR"), and GOLDEN QUEEN MINING COMPANY, INC., (hereafter referred to as "LESSEE"), have entered into a Mining Lease dated October 20, 1994, for a period of twenty (20) years, unless terminated earlier or extended pursuant to the terms and provisions set forth in said Mining Lease granting LESSEE the exclusive right to conduct mining activities within and upon the following premises: The Ben Hur Patented Lode Claim Mineral Survey Number 5932 and Patent Number 1052037 situate within Section 6, Township 10 North, Range 12 West, San Bernardino Base Meridian, Kern County, California, and begin all that same property described in the certain Deed to Mining Claim dated August 16, 1988, and which has been recorded in the records of Kern County, California, in Book 144, at Page 364.

The terms and provisions of said Mining Lease are hereby incorporated by reference in the Memorandum of Mining Lease.

IN WITNESS WHEREOF, the party has executed this Memorandum of Mining Lease as of this 21 day of December, 1994.

LESSOR:                            LESSEE:

                                   GOLDEN QUEEN MINING COMPANY, INC.

By:  s/ William J. Warner          By:  s/ Paul L. Blair
     _________________________          _________________________
                                        President

Tax I.D. # ###-##-####

STATE OF CALIFORNIA

County of Riverside

     On 21, December, 1994 before me, Ellie C. Medel "Notary Public", personally appeared William J. Warner,

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                              WITNESS my hand and official seal.


                              s/ Ellie C. Medel
                              --------------------------------
                                    SIGNATURE OF NOTARY

STATE OF CALIFORNIA
                    SS.
COUNTY OF _________

On ____________________________, before me, the undersigned, a Notary Public in and for said State, personally appeared William J. Warner, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument and acknowledge to me that (s)he executed the same.

WITNESS my hand and official seal.

________________________________
Notary Public for said State


STATE OF CALIFORNIA
                    SS.
COUNTY OF KERN

On December 14, 94, before me, the undersigned, a Notary Public in and for said State, personally appeared Paul L. Blair proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same.

WITNESS my hand and official seal.

 s/ Terry Virgil Landsiedel
--------------------------------
Notary Public for said State

                                           Golden Queen Mining Company, Inc./
                      William J. Warner & Jackie J. Warner, Husband and Wife

                               MINING LEASE

                            Table of Contents

1.   DESCRIPTION OF PROPERTY                                           1
2.   GRANT OF LEASE                                                    1
3.   TERM OF LEASE                                                     1
4.   ROYALTIES AND CONSIDERATION                                       2
     4.1  Advance Minimum Royalty                                      2
     4.2  Production Regulations                                       2
     4.3  Manner of Payment                                            2
5.   CONDUCT OF MINING OPERATIONS                                      3
     5.1  General                                                      3
     5.2  Commingling of Ore                                           3
     5.3  Cross-Mining Rights                                          3
6.   RECORDS AND BOOKS OF ACCOUNTS                                     4
     6.1  Books of Account                                             4
     6.2  Inspection                                                   4
7.   PROTECTING FROM LIENS AND TAXES                                   4
8.   NOTICE                                                            5
9.   WASTE AND REFUSE                                                  5
10.  INSURANCE                                                         5
     10.1 Workers' Compensation Insurance                              5
     10.2 Automobile and Comprehensive General Liability               5
     10.3 Certificates of Insurance                                    6
     10.4 Indemnity                                                    6
11.  COMPLIANCE WITH LAWS                                              6
12.  TITLE                                                             6
13.  DEFAULT AND TERMINATION                                           7
     13.1 Default                                                      7
          13.1.1    Breach of Covenants                                7
          13.1.2    Assignments                                        7
          13.1.3    Bankruptcy                                         7
          13.1.4    Receivership                                       7
          13.1.5    Attachment                                         7
     13.2 Remedies                                                     7
          13.2.1    Termination                                        7
          13.2.2    Eviction                                           9
          13.2.3    Damages                                            9
          13.2.4    Remedies Under CC 1951.4                           9
          13.2.5    Default by Landlord                                9
     13.3 Termination by LESSEE                                        9
     13.4 Information                                                  9
14.  INUREMENT                                                        10
15.  RECORDATION                                                      10
16.  ASSIGNMENT                                                       10
     16.1 Assignment by LESSOR                                        10
     16.2 Assignment by LESSEE                                        11
17.  REMOVAL OF EQUIPMENT                                             11
18.  ARBITRATION                                                      11
19.  COUNTERPARTS                                                     11
20.  COMPLETE AGREEMENT                                               11
21.  CALIFORNIA LAW                                                   11
22.  SEVERABILITY                                                     11

                           MINING LEASE

This agreement is made and entered into this 20 day of Oct. 1994, by and between William J. Warner and Jackie J. (DECEASED) Warner, (hereafter referred to as "LESSOR"), and Golden Queen Mining Company, Inc., a California corporation, (hereafter "LESSEE").

1.   DESCRIPTION OF PROPERTY

     LESSOR is partial owner of the Ben Hur Patented Lode Claim Mineral Survey Number 5932 and Patent Number 1052037 situate within Section 6, Township 10 North, Range 12 West, San Bernardino Base Meridian, Kern County, California, and being all that same property described in the certain Deed to Mining Claim dated August 16, 1988, and which has been recorded in the records of Kern County, California, in Book 144, at Page 364.

2.   GRANT OF LEASE.

     2.1 LESSOR hereby leases exclusively to LESSEE, subject to the terms and condition hereinafter expressed, the property set forth in Paragraph 1 (hereafter referred to as "LEASED PROPERTY).

     2.2 This lease is granted for the purpose of the exploration, development, and mining of the LEASED PROPERTY for minerals as may be found therein (hereinafter referred to as the "Leased Minerals") LESSEE is hereby granted the exclusive right to enter into possession of the LEASED PROPERTY, and during the terms of this lease, to remain in possession thereof, and to explore, develop, mine, operate and use the property and any surface or underground rights, including but not limited to access, and water or water rights, and to mine, extract and remove from the LEASED PROPERTY the Leased Minerals and to treat, mill, ship, sell or otherwise dispose of the same and receive the full proceeds thereof (subject to the obligation of royalty payment as specified below); and to construct, use and operate thereon and therein structures, excavations, roads, equipment and other improvements or facilities which LESSEE shall deem reasonably required for, or in connection with, the full enjoyment of the rights and interests granted to LESSEE by this lease.

3.   TERM OF LEASE.

     The term of this Mining Lease shall be for twenty (20) years from and after the date of this lease and for so long thereafter as LESSEE is in production on properties located within one (1) mile radius of the LEASED PROPERTY. For purposes of this paragraph, production shall be defined as the processing of in excess of l0,000 tons of ore per year. LESSEE may terminate this lease at any time by delivery to LESSOR of a quitclaim deed to the LEASED PROPERTY, provided that LESSEE is not then in default under the terms of this lease.

4.   ROYALTIES AND CONSIDERATION.

     4.1  Advance Minimum Royalty.

          LESSEE shall pay to LESSOR as an advance minimum royalty the sum of ONE THOUSAND DOLLARS ($1000.00) upon execution of this agreement and on each anniversary date of the execution of this agreement during its term.

     4.2  Production Royalties.

          4.2.1 A production royalty for all minerals mined, removed, and sold from the property set forth in Paragraph 1 equal to five percent (5%) of the Smelter Returns shall be calculated. LESSOR, as defined in this Agreement, shall receive a percentage of the production royalty calculated equal to LESSOR'S actual ownership interest of the property described in Paragraph 1.

          4.2.2 The term "Smelter Returns" shall be defined to be the gross amount received from the sale of valuable minerals less all taxes levied, incurred or imposed on the sale, severance or production of such minerals and less costs of transportation (to the smelter and/or refinery or point of sale), smelting and refining charges and costs of sale.

     4.3  Manner of Payment

          4.3.1 All minerals mined, removed and extracted from the LEASED PROPERTY shall be sold under the name of LESSEE and a royalty settlement sheet accounting for such transactions shall be furnished to LESSOR on or before the twenty-fifth (25th) day of the next succeeding calendar month for all sales made and received during the preceding calendar quarter. All production royalty payments, accompanied by a settlement sheet required by this lease shall be made to LESSOR in the percentages and at the address set forth in Paragraph 12.1 below, or such other person or address as said listed party shall designate by written notice pursuant to the provisions of Paragraph 8 by mail or personal delivery. LESSEE shall receive a cumulative credit against production royalties paid pursuant to this lease agreement regardless of the year in which said minimum royalties are paid and production royalties shall not be payable until the production royalty set forth in Paragraph 4.2 exceeds the cumulative sums paid by LESSEE pursuant to paragraph 4.1. If the Leased Minerals are sold to or processed by, a smelter or refinery owned, operated, affiliated with or controlled by LESSEE, in no event shall the royalties computed herein be less than would have been paid had the ore been sold to or processed by a major smelter or refinery not owned, operated, affiliated with, or controlled by LESSEE.

5.   CONDUCT OF MINING OPERATIONS.

     5.1  General.

          LESSEE shall conduct, and cause all mining activities to be conducted in a prudent, workmanlike, miner-like manner in accordance with established mining practices, state and federal regulations and laws.

     5.2  Commingling of Ore

          LESSEE may commingle ore from the LEASED PROPERTY with ore from other properties, either before or after concentration or beneficiation, provided that the method and procedures LESSEE uses to commingle the ore and to determine the weight and grade of the ore removed from the LEASED PROPERTY and of the ore with which it is commingled shall be a method recognized by the mining industry and conducted in accordance with generally accepted accounting principles. LESSEE shall use that method to determine weight and grade and to allocate net returns from the commingled ore between the LEASED PROPERTY and the other properties from which the other commingled ore was removed and to assure that the share of production received by LESSOR is representative of the ore that was produced from the LEASED PROPERTY. All such weight, grade and allocation calculations by LESSEE shall be done in accordance with generally accepted accounting principles and in a manner recognized by the mining industry as practical and sufficient at that time. If it is impractical to determine which portion of any of the costs and expenses described in Paragraph 4.2.2 above are directly attributable to ore removed from the LEASED PROPERTY, such costs and expenses shall be allocated on a straight-line, per-ton basis among all ores that give rise to those expenses, in accordance with acceptable accounting standards.

     5.3  Cross-Mining Rights.

          LESSEE is hereby granted the right, if it so desires, to mine or remove from the LEASED PROPERTY any ores, waste, water and other materials existing therein or thereon or in any part thereof, through or by means of shafts, openings or pits which may be sunk or made upon other property owned, controlled, or operated by or for LESSEE (hereinafter "Other Property"). LESSEE also may stockpile any ores, waste, or other materials and/or concentrated products of ores or materials (collectively "Products") from the LEASED PROPERTY, or any part thereof upon stockpile grounds situated upon such Other Property. In the event LESSEE stockpiles Products from the LEASED PROPERTY or Other Properties, LESSEE shall execute or cause to be executed such instruments as LESSOR may reasonably request in writing to evidence LESSOR'S royalty interest in the Products so stockpiled. Any such instrument executed by LESSEE, however, expressly shall acknowledge LESSEE'S right to sell the stockpiled Products. LESSEE also, if it so desires, may use the LEASED PROPERTY and any part thereof and any shafts, openings, pits and stockpile grounds sunk or made for the mining, removal and or stockpiling of any Products from the LEASED PROPERTY and/or from the Other Property, of for any purpose or purposes connected therewith, provided, however, that such use of the LEASED PROPERTY does not prevent or interfere with the mining or removal of ore from the LEASED PROPERTY.

6.   RECORDS AND BOORS OF ACCOUNTS.

     6.1  Books of Account.

          LESSEE shall keep complete, true and proper books and records of account showing all minerals mined and removed from the LEASED PROPERTY and recording all sales, transfers, conveyances or other dispositions of ores, minerals or other materials taken from the LEASED PROPERTY in accordance with generally accepted accounting principles. Said books and records shall be open to examination by LESSOR or its duly authorized representative during regular business hours and shall include any and all documents necessary to establish a gross selling price of the ores, minerals or the materials taken from the Leased Premises. LESSOR is hereby granted the right at LESSOR'S expense to examine and make a copy or copies of said books or records or any portion thereof.

     6.2  Inspection.

          LESSOR or its duly authorized agents shall have following advanced notice the right at reasonable times under reasonable circumstances to enter upon the LEASED PROPERTY for the purpose of inspecting operations and work being performed by LESSEE pursuant to this lease. Such entry shall be at LESSOR'S risk and LESSEE shall not be liable for injury to LESSOR unless such injury is caused by the willful or grossly negligent conduct of LESSEE.

7.   PROTECTING FROM LIENS AND TAXES.

     7.1 LESSEE shall keep the subject premises and every part thereof free and clear of any and all liens and encumbrances for work performed upon the subject premises, or for materials furnished to it while this agreement remains in force and effect.

     7.2 LESSEE shall pay not later than ten (10) days before due, one hundred percent (100%) of all taxes and assessments that may be levied or assessed against the premises, including all taxes that may be levied or assessed as a direct or indirect result of LESSEE'S mining activities, and including, but not limited to, taxes on the mineral estate, real property improvements and personal property and possessory interest taxes. LESSOR shall forward to LESSEE, upon receipt all notices of taxes and assessments due. LESSOR shall be responsible for payment of all taxes or assessments due as a result of LESSOR'S activities.

8.   NOTICE.

     Any notices required or permitted to be given to LESSOR or LESSEE hereunder shall be considered as delivered when received by the parties to whom they shall be directed. Notice shall be given by personal delivery or by registered mail, postage prepaid and return receipt requested, addressed to the persons and addresses given below or to such other person or address as the parties may designate by written notice from time to time.

     LESSOR:   William J. Warner
               Post Office Box 1363
               Sugar Loaf, CA 92386

     LESSEE:   Golden Queen Mining Company, Inc.
               7596 W. Jewell Avenue, Suite 203
               Lakewood, Colorado 80226

Changes in the above names and addressed shall be effected by sending notice as set forth herein and said change shall be effective fifteen (15) days from receipt thereof.

9.   WASTE AND REFUSE.

     LESSEE agrees to dispose of waste and refuse from all mining activities conducted pursuant to this lease in accordance with good mining practice and in accordance with the provisions of applicable ordinances, laws and regulations.

10.  INSURANCE.

     LESSEE shall at its sole cost and expense cause to be issued and maintained during the term of this lease or any extension thereof the following insurance coverages:

     10.1 Workers' Compensation Insurance.

          LESSEE shall maintain workers' compensation insurance coverage in accordance with the provision of California law.

     10.2 Automobile and Comprehensive General Liability Insurance.

          LESSEE shall cause to be maintained during the term of this agreement automobile liability and comprehensive general liability coverage with broad form endorsements, with a minimum limit of liability of not less than ONE MILLION DOLLARS ($1,000,000.00) with such minimum to be raised to FIVE MILLION DOLLARS ($5,000,000.00) upon commencement of production. LESSOR shall be named as an additional named insured on all insurance policies provided for by this lease.

     10.3 Certificates of Insurance.

          LESSEE shall promptly furnish to LESSOR certificates of insurance for all types of insurance applicable under this lease, which certificates shall provide that the insurance described therein may not be cancelled, restrictively modified or terminated excerpt upon not less than thirty (30) days written notice delivered to LESSOR

     10.4 Indemnity

          LESSEE shall protect and indemnify and hold LESSOR harmless from and against any and all claims, demands, suits, charges or allegations of responsibility by any and all third parties, including but not limited to subcontractors, agents, employees, assignee, transferee, successors, invitees, neighbors, and the public relating to conditions on or about the project.

11.  COMPLIANCE WITH LAWS.

     LESSEE shall conduct and cause to be conducted all mining activities in full compliance with the applicable laws of the State of California and the United States of America. The LESSEE will comply with all environmental regulations and accepts full responsibility for conditions on and after the date hereof.

12.  TITLE.

     12.1 LESSOR warrants that LESSOR is the owner of the LEASED PROPERTY and that there are no defects in its title which would affect LESSOR'S right to possession and use pursuant to the terms of this lease.

     12.2 In the event that any defect in LESSOR'S title is determined to exist, LESSOR shall, at its sole cost and expense, take such steps as may be required, including, but not limited to, the commencement of litigation, to correct such defect. Expenditures to correct any defect shall be reasonable and not exceed value of LESSOR'S title. In the event LESSOR fails or refuses to take or complete appropriate steps to correct any defect in LESSOR'S title, LESSEE may elect to correct such defect and deduct the cost of such correction, including attorney fees, from the payment obligations contained in this lease. LESSEE also may make such deductions for costs or corrections to title to the LEASED PROPERTY incurred by LESSEE prior to the date of this lease.

     12.3 In the event it is determined that LESSOR owns a different percentage of the LEASED PROPERTY than an undivided (eight and one quarter percent) (8.75%) interest in the Ben Hur patented Lode Claim, then LESSOR'S rights under this Agreement and the percentage indicated shall be adjusted so and to reflect the actual the actual interest owned.

13.  DEFAULT AND TERMINATION.

     13.1 Default.

          The occurrence of any of the following events shall constitute any event of default on the part of LESSEE:

     13.1.1    Breach of Covenants.

               Failure (i) to perform any of LESSEE'S covenants hereunder, and (ii) to remedy such failure within thirty (30) days after written demand is made therefore.

     13.1.2    Assignments.

               The making of a general assignment by LESSEE for the benefit of creditors.

     13.1.3    Bankruptcy.

               The filing of any form of voluntary petition in bankruptcy by LESSEE, or the filing of an involuntary petition by LESSEE'S creditors, if such petition remains undischarged for a period of thirty (30) days.

     13.1.4    Receivership.

               The appointment of a receiver to take possession of substantially all of LESSEE'S assets or of the interest held by LESSEE under this lease, if such receivership remains undissolved for a period of thirty
(30) days.

     13.1.5    Attachment.

               The attachment of other judicial seizure of substantially all of LESSEE'S assets or of the interest held under this lease, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof.

     13.2 Remedies.

          13.2.1    Termination.

                    In the event of the occurrence of any event of default mentioned in Paragraph 15.1 hereof, LESSOR, shall have the right, so long as default continues, to immediately terminate this lease by giving LESSEE written notice of such termination.

          13.2.2    Eviction.

                    In the event of any such termination of this lease, LESSOR may then or at any time thereafter, re-enter the LEASED PROPERTY, or any part thereof, and expel or remove therefrom LESSEE and any other person occupying the same, using such force as may be necessary so to do, and again repossess and enjoy the LEASED PROPERTY, without prejudice to any other remedies that LESSOR may have under this lease, or at law or equity, by reason of LESSEE'S default or of such termination.

          13.2.3    Damages.

                    In the event of any such termination of this lease, LESSOR shall have all of the rights and remedies of a landlord provided by
Section 1951.2 of the Civil code of the State of California.

          13.2.4    Remedies Under CC 1951.4.

                    In the event LESSEE breaches this lease and abandons the LEASED PROPERTY, LESSOR shall have all of the remedies of a landlord provided by Section 1951.4 of the Civil Code of the State of California.

          13.2.5    Default by Landlord.

                    In the event of default by LESSOR, LESSEE shall have all of the remedies of a tenant provided by the laws of the State of California.

     13.3 Termination by LESSEE.

          This agreement may be terminated by LESSEE at any time by giving of three (3) months written notice and provide written proof said properties will be in full environmental compliance with federal, state, county, and local regulations and laws at the termination date.

     13.4 Information.

          Upon termination of this Agreement, LESSEE shall provide LESSOR with copies of all Information as defined below. As used in this Agreement, "information" shall mean at no cost to LESSOR all geological, geophysical and geochemical data, all laboratory testing results, maps and reports, whether acquired, generated or compiled by or for LESSEE. LESSEE warrants that all Information supplied to LESSOR pursuant to the terms of this provision shall be true and accurate copies of the Information acquired, generated or compiled by or for LESSEE; provided, however, that LESSEE does not warrant that the data contained therein is an accurate interpretation of the geology described therein.

          13.4.1 Upon execution of this Agreement, LESSOR shall provide LESSEE access to all geologic, geophysical and geochemical data concerning the LEASED PROPERTY which has been acquired, generated, or compiled by LESSOR as agreed to in Section 12.2 of the Exploration Agreement and Option to Lease.

          13.4.2 Any and all data, information reports and samples provided LESSEE to LESSOR under the terms of this Agreement shall be treated and held confidential for the term of this Agreement.

14.  INUREMENT.

     This lease shall inure to the benefit of and be binding upon their respective heirs, trustees, conservators, successors and assigns of the parties.

15.  RECORDATION.

     This agreement is not to be recorded. LESSEE may, however, prepare and submit to LESSOR for signature, a memorandum of this agreement for recordation.

16.  ASSIGNMENT.

     16.1 Assignment by LESSOR.

          LESSOR agrees that it shall give notice to LESSEE of its intention to sell or otherwise assign the Lease or LEASED PROPERTY. Upon receipt of a bona fide offer to purchase the Lease or LEASED PROPERTY, the LESSOR shall forthwith give notice, to be accompanied by a true copy of such offer to purchase attached thereto, to LESSEE and LESSEE shall have ten (10) calendar days in which to present to LESSOR a written counteroffer, such counteroffer to be for greater consideration than the offer, expressed in cash or marketable securities. Upon receipt of such counteroffer, LESSOR will have twenty (20) calendar days to sell to LESSEE or to give notice to LESSEE of receipt of a further counteroffer for greater consideration than LESSEE'S counteroffer. In the event of a further counteroffer being presented, LESSEE will have seven (7) calendar days from receipt of notice to raise its offer and the offers and counter offers shall thereafter be limited to a response time of seven (7) calendar days from receipt of notice.

     16.2 Assignment by LESSEE.

          LESSEE may assign this Lease without the prior written consent of LESSOR provided LESSEE guarantees the obligations of the assignee; otherwise, this Lease shall not be assigned by LESSEE without the prior written consent of LESSOR which consent shall not be unreasonably withheld.

17.  REMOVAL OF EQUIPMENT.

     At the termination of this lease, LESSEE may remove any and all equipment it placed on the property during the term of this lease, or any extension thereof, provided, said removal is completed within one hundred and twenty (120) days of the termination date.

18.  ARBITRATION.

     Any dispute arising out of this lease herein must be raised and settled in binding arbitration proceeding held in accordance with the rules of the American Arbitration Association. The process for selecting arbitrators shall be as follows: Each party shall select an arbitrator and the two (2) selected arbitrators shall select the third arbitrator. Such selections must be made within fifteen (15) days after the party commencing the arbitration process gives notice to the other party of its intention to arbitrate a dispute or difference. Any arbitration award may include the reasonable attorney fees and costs of the prevailing party.

19.  COUNTERPARTS.

     This agreement may be signed in counterparts and shall be deemed effective when both parties have executed this agreement or any counterpart thereof.

20.  COMPLETE AGREEMENT.

     This writing and all terms and covenants contained herein are deemed to be the complete and unequivocal written agreement of the parties and no other agreements, either written or oral, are contemplated with respect to said property.

21.  CALIFORNIA LAW.

     This lease shall be governed by and construed and interpreted under the internal laws of the State of California.

22.  SEVERABILITY.

     If any term, covenant, condition or provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provision hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

EXECUTED this 20 day of Oct., 1994 at Rosamond CA

LESSOR                                  LESSEE:

                                        GOLDEN QUEEN MINING CO., INC.

 s/ William J. Warner                   By  s/ Paul L. Blair
------------------------------          ------------------------------
                                        Its  President

s/ William J. Warner
------------------------------
Jackie J. Warner DECEASED 10-5-92


STATE OF CALIFORNIA
                         SS.
COUNTY OF SAN BERNARDINO

On 10-25-94, before me, the undersigned, a Notary Public in and for said State, personally appeared William J. Warner proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same.


WITNESS my hand and official seal.

 s/ DeWayne L. Ellis
--------------------------------
Notary Public for said State




STATE OF CALIFORNIA
                    SS.
COUNTY OF _________

On ______________, before me, the undersigned, a Notary Public in and for said State, personally appeared Jackie J. Warner proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same.

WITNESS my hand and official seal.

_____________________________
Notary Public for said State


STATE OF CALIFORNIA
                    SS.
COUNTY OF KERN

On Oct 20, 1994, before me, the undersigned, a Notary Public in and for said State, personally appeared Paul L. Blair personally known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same

WITNESS my hand and official seal.

 s/ Myrna L. Mendenhall
------------------------------
Notary public for said State